Exhibit 99.1

    February 25, 2008
                                                            Steven F. Nicola
                                                            CFO, Secretary & Treasurer
                                                            412:442-8262

MATTHEWS INTERNATIONAL CORPORATION
SIGNS DEFINITIVE AGREEMENT FOR THE PURCHASE OF A MAJORITY INTEREST IN SAUERESSIG GMBH & CO. KG

PITTSBURGH, PA, February 25, 2008 -- Matthews International Corporation (NASDAQ NMS: MATW) today announced that the Company has signed a definitive agreement for the purchase of a 78% ownership interest in Saueressig GmbH & Co. KG (“Saueressig”).  Saueressig is a leading European provider of pre-press services and gravure printing forms.  Saueressig is headquartered in Vreden, Germany and has manufacturing operations in Germany, Poland, England and Jordan.  Its products and services are sold principally within Europe.  The acquisition is designed to expand Matthews' products and services in the global graphics imaging market.

Joseph C. Bartolacci, President and Chief Executive Officer of Matthews, stated, “The combination of our existing Graphics businesses and Saueressig will increase our international presence and provide a framework for continued growth in the global graphics industry."

Franz J. Schwarz, Matthews’ President, Graphics Europe, stated, "Saueressig is a highly respected company in the European graphics market and enjoys an outstanding reputation with its customers.  In addition, Saueressig brings new capabilities to Matthews, particularly in gravure printing technology, which will result in a broader product offering to our customers.”

Kilian Saueressig, President of Saueressig, stated, "We are excited about the opportunity to become part of the Matthews’ group.  Matthews has an excellent reputation in Europe and I expect the combination of our businesses will provide a good platform for growth in current and new global markets.”  Mr. Saueressig will maintain a 22% ownership interest in Saueressig following the transaction.

Matthews International Corporation                                     2 of 2                                                                     February 25, 2008

The purchase price for Matthews to acquire a 78% ownership interest in Saueressig will be approximately €76 million (U.S.$110 million) on a cash-free, debt-free basis.  Other terms of the acquisition were not immediately disclosed.  Saueressig reported sales of approximately €90 million (U.S.$130 million) in calendar 2007 and has approximately 900 employees.

The transaction, which is subject to regulatory approval in Germany, is expected to close during Matthews’ 2008 third fiscal quarter.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.